IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                            )     Chapter 11
                                  )
EVOLVE SOFTWARE, INC., et al.,    )     Case No. 03-10841 (PJW)
                       -- ---     )
                     Debtors.     )     Jointly Administered


               DEBTORS' JOINTAMENDEDCHAPTER 11 PLAN OF LIQUIDATION
               ---------------------------------------------------

                               YOUNG CONAWAY STARGATT & TAYLOR, LLP
                               Brendan Linehan Shannon (No. 3136)
                               Michael R. Nestor (No. 3526)
                               Joseph A. Malfitano (No. 4020)
                               Joseph M. Barry (No. 4221)
                               The Brandywine Building
                               1000 West Street, 17th Floor
                               P.O. Box 391
                               Wilmington, DE 19899
                               Telephone: (302)571-6600
                               Fax: (302)571-1253

                               Counsel for the Debtors and Debtors in Possession



Dated: June 19,2003


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
                                   INTRODUCTION
                                   ------------

     Evolve Software, Inc., ("Evolve") and its subsidiary debtors and debtors in possession (collectively, the "Debtors") hereby propose this Joint Amended Chapter 11 Plan of Liquidation pursuant to section 1121 of the Bankruptcy Code. Reference is made to the Disclosure Statement(1) for risk factors and a summary and analysis of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

     The Plan constitutes a liquidating chapter 11 plan for the Debtors. The majority of the Debtors' assets have been sold. The Plan provides for the Debtors' remaining assets to be liquidated over time, and for the proceeds of the asset sales to be distributed to holders of Allowed Claims and Interests in accordance with the terms of the Plan and the priority rules of the Bankruptcy Code. Except as otherwise provided by order of the Bankruptcy Court, distributions will occur on the Effective Date or as soon thereafter as is practicable and at various intervals thereafter. The Post-Confirmation Debtors will be dissolved as soon as practicable.

     Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article X of this Plan, the Debtors expressly reserve the right to alter, amend or modify this Plan, one or more times, before its substantial consummation.

                                   ARTICLE I.

                                   DEFINITIONS

     1.1     SCOPE OF DEFINITIONS. As used in this Plan, the following terms
             --------------------
shall have the respective meanings specified below. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine and the feminine gender shall include the masculine.

     1.2 "510 CLAIM" shall mean any claim, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, or any portion thereof, subject to subordination pursuant to section 510 of the Bankruptcy Code.

     1.3 "ACCRUED" shall mean an expense incurred but not yet billed for nor paid.

     1.4 "ADMINISTRATIVE CLAIM" shall mean a Claim under sections 503{b) or 1114(e)(2) of the Bankruptcy Code that is entitled to priority under section 507(a)(l) of the Bankruptcy Code, for costs or expenses of administration of the Chapter 11 Cases including, without limitation, any actual and necessary expenses of operating the business of the Debtors or preserving the estates incurred after the Petition Date, and any and all fees and expenses of Professionals Filed under sections 330, 331 or 503 of the Bankruptcy Code.

     1.5     "ADMINISTRATIVE CLAIM BAR DATE" shall have the meaning set forth in section 3.4 of the Plan.

--------------
1 All capitalized terms not defined in this introduction shall have the meanings set forth in Article I of this Plan


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                                        2

     1.6     "ADMINISTRATIVE CLAIMS RESERVE" shall have the meaning set forth in section  6.1  of  the  Plan.

     1 7      "ADMINISTRATIVE COMPENSATION ORDER" shall mean the Order Under
Sec. 105(a) and 331 of the Bankruptcy Code Establishing Procedures for
Interim Compensation and Reimbursement of Expenses for Professionals entered on April 22, 2003, which appears at Docket No. 89 in these Chapter 11 Cases.

     1.8     "ALLOWED CLAIM" or "ALLOWED [      ] CLAIM" shall mean: (a) any
Claim, proof of which is/was filed with this Court or the Debtors' court-appointed claims agent on or before the date designated by the Court as the last date(s) for filing proofs of claim with respect to such Claim, or which has been or hereafter is scheduled by the Debtors as liquidated in amount and not disputed or contingent and which, in either case, is a Claim as to which no objection to the allowance thereof has been filed within the applicable period of limitation (if any) for objection to Claims fixed by the Court, or as to which any objection has been determined by an order or judgment of the Court (allowing such Claim in whole or in part) that is no longer subject to appeal or certiorari proceedings, and as to which no appeal or certiorari proceeding is pending, or (b) a Claim that is allowed (i) in any contract, instrument, or other agreement entered into in connection with the Plan, (ii) in a Final Order or (iii) pursuant to the terms of the Plan.

     1.9 "ALLOWED UNSECURED CLAIMS" shall mean the aggregate of all Allowed Class 3 General Unsecured Claims.

     1.10 "AVOIDANCE ACTIONS" shall mean any and all claims and causes of action of the Debtors as of the Effective Date, arising under the Bankruptcy Code, including, without limitation, sections 544, 545, 547, 548, 549 and 550 thereof, but excluding any Claims or causes of action against the Released Parties (as defined in Section 1.60).

     1.11 "AVOIDANCE ACTION RECOVERIES" shall mean the recoveries from the litigation or settlement of Avoidance Actions.

     1.12 "BALLOT" shall mean the form or forms that will be distributed along with the Disclosure Statement to holders of Allowed Claims and Interests in Classes that are Impaired under the Plan and entitled to vote, which the holders of Impaired Claims and Interests may use to vote to accept or reject the Plan.

     1.13 "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act of 1978, 11 U.S.C. Sec. 101 et. seq., as now in effect or hereafter amended.
                 --  ---

     1.14 "BANKRUPTCY COURT" shall mean the United States Bankruptcy Court for the District of Delaware or such other court as may hereafter be granted jurisdiction over the Chapter 11 Cases.

     1.15 "BANKRUPTCY RULES" shall mean the Federal Rules of Bankruptcy Procedure effective August 1, 1996 in accordance with the provisions of 28 U.S.C. Sec. 2075, and the local rules of the District Court and the United States Bankruptcy Court for the District of Delaware, as now in effect or hereafter amended.


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                                        3

     1.16     "BAR DATE" shall mean July 3, 2003.

     1.17 "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or legal holiday as such term is defined in Bankruptcy Rule 9006.

     1.18 "CASH" shall mean cash and cash equivalents, including, but not limited to, wire transfers, checks and other readily marketable direct obligations of the United States of America and certificates of deposit issued by banks.

     1.19 "CHAPTER 11 CASES" shall mean the above-captioned chapter 11 cases pending for the Debtors.

     1.20     "CLAIM" shall mean a claim, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, or any portion thereof.

     1.21 "CLASS" shall mean a category of holders of Claims or Interests, which are substantially similar in nature to each other, as classified pursuant to Article IV of the Plan.

     1.22 "COMMON STOCK" shall mean all of the outstanding shares of common stock (or equivalent common equity security, however designated) in the Debtors.

     1.23 "CONFIRMATION" shall mean the entry of the Confirmation Order on the docket of the Bankruptcy Court.

     1.24 "CONFIRMATION DATE" shall mean the date of entry of an order of the Bankruptcy Court confirming the Plan in accordance with the provisions of the Bankruptcy Code.

     1.25     "CONFIRMATION HEARING" shall mean the hearing to confirm the Plan.

     1.26 "CONFIRMATION ORDER" shall mean the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     1.27 "CREDITOR" shall mean any person or entity having a Claim against the Debtors, including without limitation a Claim that arose on or before the Petition Date or a Claim against the Debtors' estates of any kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

     1.28 "DEBTOR" OR "DEBTORS" shall mean, individually or collectively (as applicable), Evolve Software, Inc., Evolve Software Europe, Ltd., and Evolve Canada, Inc.

     1.29 "DEBTORS-IN-POSSESSION" shall mean the Debtors in the capacity, and with the status and rights, conferred by sections 1107 and 1108 of the Bankruptcy Code.

     1.30 "DISCLOSURE STATEMENT" shall mean the disclosure statement respecting the Plan, as approved by the Bankruptcy Court as containing adequate information in accordance with section 1125 of the Bankruptcy Code, all exhibits and annexes thereto and any amendments or modifications thereof.


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                                        4

     1.31     "DISPUTED CLAIM" OR "DISPUTED [   ] CLAIM" shall mean any Claim to
which an objection has been interposed as of the deadline fixed by the Plan, as may be extended in accordance with the Plan, if at such time such objection remains unresolved, provided, however, that the Bankruptcy Court may determine
                    --------  -------
the amount of a Disputed Claim for purposes of allowance pursuant to section 502(c) of the Bankruptcy Code; provided, further, that the Debtors, in their
                               --------  -------
sole discretion, may elect to treat the portion of a Disputed Claim, if any, that is not in dispute as an Allowed Claim, with the disputed portion remaining a Disputed Claim.

     1.32 "EFFECTIVE DATE" shall mean the last to occur of (i) such date as the Debtors shall, by a written instrument or instruments filed from time to time with the Bankruptcy Court, have most recently designated as the Effective Date, and (ii) the Business Day on which all of the conditions set forth in
Section 8.1 of this Plan shall have been satisfied or waived.

     1.33 "ENTITY" shall have the meaning set forth in section 101 (15) of the Bankruptcy Code.

     1.34 "EQUITY INTEREST" shall mean any interest in the Debtors represented by any class or series of preferred stock, common stock or other capital stock of the Debtors prior to the Petition Date, and any and all warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to any such shares of capital stock of the Debtors.

     1.35     "EVOLVE" shall mean Evolve Software, Inc.

     1.36 "EVOLVE COMMON STOCK" shall mean all of the outstanding shares of common stock (or equivalent common equity security, however designated) in Evolve.

     1.37 "FEE CLAIM" means a claim under sections 328, 330(a), 503 or 1103 of the Bankruptcy Code for the compensation of a Professional for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date.

     1.38     "FEE CLAIM BAR DATE" shall have the meaning set forth in section
3.5 of the Plan.

     1.39 "FILE", "FILED", OR "FILING" shall mean file, filed or filing with the United States Bankruptcy Court for the District of Delaware.

     1.40 "FINAL ORDER" shall mean an order, ruling or judgment that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, made applicable to the Reorganization Cases by Bankruptcy Rule 9024, or any analogous rule under the Federal Rules, may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

     1.41 "GENERAL UNSECURED CLAIM" shall mean any Claim against the Debtors, other than an Administrative Claim, Priority Tax Claim, Other Priority Claim, 510 Claim or Secured Claim.


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                                        5

     1.42 "IMPAIRED" shall have the meaning set forth in section 1124 of the Bankruptcy Code.

     1.43 "INTEREST" shall mean, with respect to a Debtor, any equity security as defined in section 101(16) of the Bankruptcy Code.

     1.44 "LIENS" shall mean valid and enforceable liens, mortgages, security interests, pledges, charges, encumbrances, or other legally cognizable security devices of any kind.

     1.45 "OTHER PRIORITY CLAIM" shall mean any Claim against the Debtors other than an Administrative Claim or Priority Tax Claim entitled to priority in payment under section 507(a) of the Bankruptcy Code.

     1.46 "PERSON" shall mean a natural person, or any legal entity or organization including, without limitation, any corporation, partnership (general or limited), limited liability company, business trust, unincorporated organization or association, joint stock company, trust, association, governmental body (or any agency, instrumentality or political subdivision thereof), or any other form of legal entity.

     1.47 "PETITION DATE" shall mean March 20, 2003, the date upon which the Debtors filed their petitions under Chapter 11 of the Bankruptcy Code.

     1.48 "PLAN" shall mean the Debtors' Joint Amended Chapter 11 Plan of Liquidation, all exhibits hereto and any amendments or modifications hereof.

     1.49 "PLAN AGENT" shall mean the person selected by the Debtors at or prior to the Confirmation Hearing to oversee the wind up of the Debtors' affairs and the administration of the Post-Confirmation Debtors following the Effective Date, or any successor thereto approved by the Bankruptcy Court as the representative of the estates for purposes of administering the Plan.

     1.50 "PLAN EXPENSES" shall mean all actual and necessary costs and expenses incurred after the Effective Date in connection with the administration of the Plan, including, but not limited to, the Debtors' and the Plan Agent's costs, expenses and legal fees incurred related to filing and prosecuting objections to Administrative, Priority, Secured and General Unsecured Claims and the wind up of the Debtors and Post-Confirmation Debtors at the direction of the Plan Agent and all fees payable pursuant to section 1930 of Title 28 of the United States Code.

     1.51 "PLAN EXPENSE RESERVE" shall have the meaning ascribed to that term in section 6.2 of the Plan.

     1.52 "POST-CONFIRMATION DEBTORS" shall mean the Debtors in their post-Confirmation Order status.

     1.53 "PRIMAVERA" shall mean Primavera Software, Inc. and Primavera Systems, Inc.


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                                        6

     1.54 "PRIMAVERA ASSET PURCHASE AGREEMENT" shall mean the asset purchase agreement dated March 19, 2003 by and among Primavera and Evolve (as amended and modified).

     1.55 "PRIORITY TAX CLAIM" shall mean any Claim for taxes against the Debtors, entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

     1.56 "PROCEEDS" shall mean the cash received from the sale, transfer, or collection of Property or the conversion of such Property to cash in some other manner as contemplated in this Plan, whether received before or after the Effective Date.

     1.57 "PROFESSIONALS" shall mean those Persons (i) employed pursuant to an order of the Bankruptcy Court in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (ii) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

     1.58 "PROPERTY" means all property of the Debtors' estates of any nature whatsoever, real or personal, tangible or intangible, previously or now owned by the Debtors, or acquired by the Debtors' estates, as defined in section 541 of the Bankruptcy Code.

     1.59 "PRO RATA" means, as of any distribution date, with respect to any Allowed Claim or Interest in any Class, the proportion that such Allowed Claim or Interest bears to the aggregate amount of all Claims or Interests, including Disputed Claims or Interests, in such Class.

     1.60     "RELEASED PARTIES" shall have the meaning ascribed to that term in
Section 10.7 of the Plan.

     1.61 "REMAINING ASSETS" shall mean all assets of the Debtors of any nature whatsoever, including, without limitation, property of the estate pursuant to section 541 of the Bankruptcy Code, claims of right, interests and property, real and personal, tangible, and intangible, including but not limited to accounts receivable or other rights to receive Proceeds, but excluding the
                                                            --- ---------
Claims released pursuant to this Plan and/or the Confirmation Order.

     1.62 "SCHEDULES" shall mean the Debtors' Schedules of Assets and Liabilities Filed pursuant to Bankruptcy Rule 1007 as they may be amended from time to time.

     1.63 "SECURED CLAIM" shall mean a Claim that is secured by a lien on property in which any or all of the estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; provided, however, that solely for the purposes of treatment under the Plan, a Secured Claim shall not include an interdebtor Claim.

     1.64 "SERIES A PREFERRED STOCK INTERESTS" shall mean the preferred stock issued in October 2001 and March and April 2002, on account of approximately $18.75 million


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                                        7
in aggregate gross capital infusions. Based on liquidation preference, Series A Preferred Stock Interests would be entitled to $27,863,000.

     1.65 "SERIES B PREFERRED STOCK INTERESTS" shall mean the preferred stock issued in August 2002 on account of approximately $7.5 million in gross capital infusions. Based on liquidation preference, Series B Preferred Stock Interests would be entitled to $11,145,000.

     1.66 "UNIMPAIRED" shall mean any Claim or Interest that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

     1.67 "VOTING DEADLINE" shall mean the deadline established by Order of the Bankruptcy Court for receipt of Ballots voting to accept or reject the Plan.

     All terms not expressly defined herein shall have the respective meanings given to such terms in section 101 of the Bankruptcy Code or as otherwise defined in applicable provisions of the Bankruptcy Code.

     Unless otherwise specified herein, any reference to an Entity as a holder of a Claim or Interest includes that Entity's successors, assigns and affiliates.

     The rules of construction set forth in section 102 of the Bankruptcy Code shall apply-In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                   ARTICLE II.

                            SUBSTANTIVE CONSOLIDATION

     2.1 The Plan is predicated upon, and it is a condition precedent to confirmation of the Plan, that the Bankruptcy Court provides in the Confirmation Order for, substantive consolidation of the Chapter 11 Cases of the Debtors into a single Chapter 11 Case for all purposes. Pursuant to such Final Order, (i) all assets and liabilities of the Debtors will be merged, (ii) any obligations of any Debtor will be deemed to be one obligation of the Debtors, (iii) any Claims filed or to be filed in connection with any such obligations will be deemed one Claim against the Debtors, (iv) each Claim filed in the Chapter ! 1 Case of any Debtor will be deemed filed against the Debtors in the consolidated Chapter 11 Case, in accordance with the substantive consolidation of the assets and liabilities of the Debtors, and (v) all transfers, disbursements and distributions made by any Debtor will be deemed to be made by all of the Debtors, Holders of Allowed Claims or Interests in each Class shall be entitled to their Pro Rata share of assets available for distribution to such Class without regard to which Debtor was originally liable for such Claim or Interest. Substantive consolidation shall not affect the obligation of each Debtor to pay quarterly fees to the Office of the United States Trustee, Region III, pursuant to 28 U.S.C. Sec. 1930(a)(6) until such time as a case is closed, dismissed or converted.

                                  ARTICLE III.

                       PROVISIONS FOR PAYMENT OF ALLOWED
                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

     3.1 Administrative Claims and Priority Tax Claims are not classified in this Plan. The treatment of and consideration to be received by holders of Allowed Administrative Claims, including, but not limited to, any and all claims arising from Allowed Priority Tax Claims pursuant to this Article III of the Plan shall be in full and complete satisfaction, settlement and release of such Claims. The Debtors' obligations in respect of such Allowed Administrative and Priority Tax Claims shall be satisfied in accordance with the terms of this Plan.

     3.2     Treatment of Administrative Claims. Except to the extent the holder
             ----------------------------------
of an Allowed Administrative Claim agrees otherwise or except with respect to Fee Claims, each holder of an Allowed Administrative Claim shall be paid in respect of such Allowed Claim (a) the full amount thereof in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, or (b) such lesser amount as the holder of an Allowed Administrative Claim and the Debtors or the Post-Confirmation Debtors might otherwise agree.

     3.3     Treatment of Priority Tax Claims. Each holder of an Allowed
             --------------------------------
Priority Tax Claim shall be paid in respect of such Allowed Claim either (a) the full amount thereof, without post-petition interest or penalty, in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, or (b) such lesser amount as the holder of an Allowed Priority Tax Claim and the Debtors or the Post-Confirmation Debtors might otherwise agree.

     3.4     Bar Date. In accordance with Bankruptcy Rule 3003(c)(3), by order
             --------
dated April 4, 2003 the Bankruptcy Court established July 3, 2003 (the "Bar Date") (September 16, 2003 for governmental entities), as the last date by which creditors are permitted to file proofs of Claim in the Chapter 11 Cases. Pursuant to Bankruptcy Rule 3003(c)(2), any creditor whose Claim was not scheduled by the Debtors or was scheduled as disputed, contingent, or unliquidated, and who failed to file a proof of Claim on or before the Bar Date may not be treated as a creditor with respect to that Claim for purposes of voting on the Plan or receiving a distribution thereunder. The holder of any Claim who has failed to file a proof of Claim on or before the Bar Date or any other date fixed by order of the Bankruptcy Court, as applicable, will be forever barred, estopped and enjoined from (a) asserting any and all Claims that such holder possesses against the Debtors and (b) voting upon, or receiving distributions under, the Plan- Any proof of Claim filed after the Bar Date shall be disallowed unless otherwise provided herein or ordered by the Bankruptcy Court.

     3.5     Bar Date for Administrative Claims. Unless otherwise ordered by the
             ----------------------------------
Bankruptcy Court, requests for payment of Administrative Claims (except for Fee Claims), must be filed and served on the Debtors, their counsel, and the Plan Agent, no later than thirty (30) days after the Effective Date (the "Administrative Claim Bar Date"). Any Person that is required to file and serve a request for payment of an Administrative Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Claim or


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                                        9
participating in distributions under the Plan on account thereof. Objections to requests for payment of Administrative Claims (except for Fee Claims) must be filed and served on the Debtors, their counsel, and the requesting party within thirty (30) days after the filing of such requests for payment.

     3.6     Bar Date for Fee Claims. Unless otherwise ordered by the Bankruptcy
             ------------------------
Court, requests for payment of Fee Claims incurred through the Effective Date, must be filed and served on the Debtors and their counsel, or the Plan Agent and its counsel no later than forty-five (45) days after the Effective Date (the "Fee Claim Bar Date"), Any Person that is required to file and serve a request for payment of a Fee Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Fee Claim or participating in distributions under the Plan on account thereof Objections to Fee Claims must be filed and served on the Debtors, or the Plan Agent, as applicable, their counsel, and the requesting party by the earlier of (i) 75 days after the Effective Date or (ii) 30 days after the filing of the applicable request for payment of the Fee Claim.

                                   ARTICLE IV.

            DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLAIMS AND
                                EQUITY INTERESTS

     4.1 A Claim or Equity Interest is included in a particular class or designation only to the extent that such Claim or Equity Interest qualifies within the description of that class or designation, and is in a different class or designation to the extent that the remainder of such Claim or Equity Interest qualifies within the description of such different class or designation. The Claims against and Equity Interests in the Debtors are designated, and shall be treated, as follows:

     4.2     Treatment of Class 1 Claims - Other Priority Claims. Class 1 Claims
             ---------------------------------------------------
are Unimpaired, The legal, contractual and equitable rights of each Allowed Class 1 Claim shall be left unaltered. Payment in full in Cash shall be made to the holders of Allowed Class 1 Claims as soon as practicable after the later of
(i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, The holders of Claims in this Class, if any, are not entitled to vote.

     4.3     Treatment of Class 2 Claims - Secured Claims. Class 2 Secured
             --------------------------------------------
Claims are Unimpaired, The legal, contractual and equitable rights of each Allowed Class 2 Claim shall be left unaltered. Payment in full in Cash shall be made to the holders of Allowed Class 2 Claims as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim. Any alleged Class 2 Secured Claim not specifically addressed in the Plan and the Confirmation Order as a Secured Claim shall be disallowed as a Secured Claim and shall be treated for all purposes under this Plan as a Class 3 General Unsecured Claim or 510 Claim if and to the extent allowed, The Debtors believe that all valid Secured Claims were paid in full during the course of these cases and that there are no valid Allowed Claims in this Class. The holders of Claims in this Class, if any, are not entitled to vote.


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                                       10

     4.4     Treatment of Class 3 General Unsecured Claims. Class 3 Claims are
             ---------------------------------------------
Unimpaired. The legal, contractual and equitable rights of each Allowed Class 3 Claim shall be left unaltered. Payment in full in Cash shall be made to the holders of Allowed Class 3 Claims as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim. The holders of Claims in this Class are not entitled to vote.

     4.5     Treatment of Class 4 Series B Preferred Stock Interests. Class 4
             -------------------------------------------------------
Interests may be Impaired. After a full distribution to Allowed Administrative, Priority Tax and other Allowed Claims set forth in Classes, 1, 2 and 3 of this Plan or establishment of a reserve, each holder of a Class 4 Interest shall receive its Pro Rata share of available cash from the Plan Agent. The total amount of Class 4 Interests shall be deemed allowed and equal to $11,145,000 in accordance with the holdings set forth on Exhibit A hereto. On the Effective Date, the Class 4 Series B Preferred Stock Interests shall be deemed cancelled. The cancellation of the Class 4 Series B Preferred Stock Interests shall not affect the allowed amount referenced above for the Class 4 Interest Holders and their rights to distribution hereunder. The holders of Interests in this Class are entitled to vote.

     4.6     Treatment of Class 5 Series A Preferred Stock Interests. Class 5
             -------------------------------------------------------
Interests are Impaired. The holders of Class 5 Interests shall receive no distribution. On the Effective Date, all Class 5 Interests shall be deemed canceled, null and void and of no force and effect. Accordingly, the holders of Class 5 Interests are deemed to reject the Plan and are not entitled to vote.

     4.7     Treatment of Class 6 Evolve Common Stock Interests. Class 6
             --------------------------------------------------
Interests are Impaired, The holders of Class 6 Interests shall receive no distribution. On the Effective Date, all Class 6 Interests shall be deemed canceled, null and void and of no force and effect. Accordingly, the holders of Class 6 Interests are deemed to reject the Plan and are not entitled to vote.

     4.8     Treatment of Class 7510 Claims. Class 7 Claims, if any, are
             -------------------------------
Impaired, the holders of Class 7 Claims shall receive no distribution. Accordingly, the holders of Class 7 Claims are deemed to reject the Plan are not entitled to vote.

                                   ARTICLE V.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

     5.1     Corporate Action.  On the Effective Date and automatically and
             ----------------
without further action, (i) each existing member of the Board of Directors of the Debtors will be deemed to have resigned or be terminated by the Plan Agent and (ii) the Plan Agent shall be deemed sole shareholder, officer and director of the Post-Confirmation Debtors, The Plan Agent will administer the Plan, All actions taken under the Plan in the name of the Post-Confirmation Debtors shall be taken through the Plan Agent.

     5.2     Plan Agent.   On the Effective Date, the Plan Agent, shall begin
             -----------
acting for the Post-Confirmation Debtors in the same fiduciary capacity as applicable to a board of directors, subject to the provisions hereof The Plan Agent shall be compensated at the rate to be disclosed at or prior to the Confirmation Hearing, plus reimbursement for his actual and


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                                       11
necessary expenses reasonably incurred in connection with the performance of his duties, without the need for Bankruptcy Court approval. The Plan Agent shall not be liable for any action he takes or omits to take that he believes in good faith to be authorized or within his rights or powers unless it is ultimately and finally determined by the Bankruptcy Court that such action or inaction was the result of gross negligence or willful misconduct. All distributions to be made to holders of Allowed Claims and Interests under the Plan, shall be made by the Plan Agent, who shall deposit and hold all Cash and other Property in trust for the benefit of holders of such Allowed Claims (including Professionals) and Interests, Subject to the foregoing, the duties and powers of the Plan Agent shall include the following:

     (a) To exercise all power and authority that may be exercised, commence all proceedings that may be commenced and take all actions that may be taken by any officer, director or shareholder of the Post-Confirmation Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including consummating the Plan and all transfers thereunder on behalf of the Post-Confirmation Debtors;

     (b) To maintain all accounts, invest cash of the Post-Confirmation Debtors, make interim and final distributions and take other actions consistent with the Plan, including the maintenance of appropriate reserves, in the name of the Debtors or Post-Confirmation Debtors;

     (c) To take all steps necessary to wind up the affairs of the Debtors and Post- Confirmation Debtors and to terminate the corporate existence of each Debtor when practical;

     (d) To prosecute, compromise or settle objections to Claims and/or Interests (disputed or otherwise);

     (e) To make decisions regarding the retention or engagement of Professionals or other Persons by the Post-Confirmation Debtors and to pay, without court order, all reasonable fees and expenses incurred after the Effective Date;

     (f) To bring, prosecute, compromise or settle any action brought pursuant to section 505 of the Bankruptcy Code (disputed or otherwise);

     (g)     To sell or otherwise transfer for value the Remaining Assets;

     (h) To pursue, litigate or settle the Avoidance Actions in accordance with the Plan and pay all associated costs;

     (i) To file with the Bankruptcy Court the reports and other documents and to pay any and all fees required by the Plan or otherwise required to close the Chapter 11 Cases, including the preparation and filing of a motion for a final decree;

     (j) To prepare and file tax and other informational returns for the Debtors and Post-Confirmation Debtors;

     (k) To set off amounts owed to the Debtors or Post-Confirmation Debtors against any and all amounts otherwise due to be distributed to the holder of an Allowed Claim under the Plan;

     (1) To abandon any property constituting the Remaining Assets of the Debtors or Post-Confirmation Debtors that cannot be sold or otherwise disposed of for value and whose distribution to holders of Allowed Claims and Interests would not be feasible or cost-effective in the reasonable judgment of the Plan Agent;

     (m) To provide for storage and destruction of records with respect to the investigation and prosecution of the Avoidance Actions; and

     (n) To take all other actions not inconsistent with the provisions of the Plan which the Plan Agent deems reasonably necessary or desirable in connection with the administration of the Plan.

     5.3     Investments. AH Cash held by the Plan Agent in any accounts or
             -----------
otherwise shall be invested in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Bankruptcy Court.

     5.4     Resignation, Death or Removal. Upon application and for good cause
             -----------------------------
shown, the Bankruptcy Court may remove the Plan Agent from his role as Plan Agent, In the event of the resignation or removal, death or incapacity of the Plan Agent, the Bankruptcy Court shall designate another Person to become Plan Agent and thereupon the successor Plan Agent, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of his predecessor. In the event of the resignation of the Plan Agent, the Plan Agent shall remain as the Plan Agent until such time as the Bankruptcy Court designates a successor.

     5.5     Winding Up Affairs. Following the Confirmation Date, the Post
             ------------------
Confirmation Debtors shall not engage in any business activities or take any actions, except those necessary to effectuate the Plan, including, but not limited to, selling, transferring, liquidating or abandoning the Remaining Assets and winding up the affairs of the Debtors, On and after the Effective Date, the Plan Agent may, in the name of the Debtors or Post Confirmation Debtors, take such actions without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or the Confirmation Order, On and after the Effective Date, pursuant to section 105(a) of the Bankruptcy Code and section 303 of title 8 of the Delaware General Corporations Law, the Plan Agent shall cause the number of authorized shares of all stock in Evolve to be reduced to one (1) share. Without limiting the foregoing, the Plan Agent may, without application to or approval of the Court, pay the charges that it incurs after the Effective Date for Professional fees and expenses that, but for the occurrence of the Effective Date, would constitute Allowed Administrative Claims.

     5.6     Release of Liens. Except as otherwise provided in the Plan or in
             ----------------
any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against the property of the Debtors' estates shall be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to the Post-Confirmation Debtors and their successors and assigns.

     5.7     Rights of Actions. On the Effective Date, any right, claim or cause
             -----------------
of action, belonging to the Debtors or their estates against any Person or Entity, with the exception


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                                       13
of all claims released pursuant to this Plan and/or the Confirmation Order, shall be retained by the Post-Confirmation Debtors. The Plan Agent may pursue, settle or release all retained rights, claims or causes of action, as appropriate, in accordance with the best interest of and for the benefit of the holders of Allowed Claims and Interests.

                                   ARTICLE VI.
                                  DISTRIBUTIONS

     6.1     Reserve for Administrative Claims. On or as soon as practicable
             ---------------------------------
after the Effective Date, the Plan Agent shall establish and maintain a reserve (the "Administrative Claims Reserve") from the Cash on hand on the Effective Date for Administrative Claims that may be asserted prior to or on the Administrative Claims Bar Date.

     6.2     Reserve for Plan Expenses. On the Effective Date, the Plan Agent
             -------------------------
shall establish and maintain a reserve from the Cash on hand on the Effective Date in an amount equal to the estimated Plan Expenses (the "Plan Expense Reserve"). Upon or prior to the closing of the Chapter 11 Cases, the Plan Agent shall release and distribute in accordance with the provisions of this Plan the portion of the Plan Expense Reserve not used to fund Plan Expenses.

     6.3     Objections to Claims. Objections to Claims shall be Filed and
             --------------------
served upon each affected Creditor no later than ninety (90) days after the Effective Date, provided, however, that this deadline may be extended by the Bankruptcy Court upon motion of the Plan Agent, with or without notice or a hearing. Notwithstanding the foregoing, unless an order of the Bankruptcy Court specifically provides for a later date (including, but not limited to, under sections 3,4, 3,5 and 7.2 of the Plan), any proof of claim filed after the Confirmation Date shall be automatically disallowed as a late filed claim, without any action by the Plan Agent, unless and until the party filing such Claim obtains the written consent of the Plan Agent or obtains an order of the Bankruptcy Court upon notice to the Plan Agent that permits the late filing of the Claim. In the event any proof of claim is permitted to be filed after the Confirmation Date, the Plan Agent shall have 60 days from the date of such written consent or order to object to such Claim, which deadline may be extended by the Bankruptcy Court upon motion of the Plan Agent without notice or hearing.

     6.4 Objections to Claims may be litigated to judgment, settled or withdrawn. All proposed settlements of Disputed Claims where the settlement amount exceeds $100,000 shall be subject to the approval of the Bankruptcy Court after notice to the United States Trustee and an opportunity for a hearing (as that term is used in section 102(1) of the Bankruptcy Code). After the Effective Date, the Post-Confirmation Debtors may settle any Disputed Claim where the settlement amount is $100,000 or less without providing any notice or obtaining an order from the Bankruptcy Court.

     6-5     Distributions with respect to and on account of Claims to which objections have been filed will be made as soon as practicable after an order, judgment, decree or settlement agreement with respect to such Claim becomes a Final Order and such Claim becomes an Allowed Claim, and the applicable Creditor shall not receive interest on its Allowed Claim.


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                                       14

     6.6     Reserves for Disputed Administrative. Priority Tax and Other
             ------------------------------------------------------------
Priority Claims. On and after the Effective Date, the Plan Agent, shall
---------------
establish and maintain reserves for all Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims, For purposes of establishing a reserve for Disputed Administrative, Disputed Priority Tax and Disputed Other Priority Claims, Cash will be set aside from Cash on hand on the Confirmation Date equal to the amount that would have been distributed to the holders of Disputed Administrative, Disputed Priority Tax, and Disputed Other Priority Claims had their Disputed Claims been deemed Allowed Claims on the Effective Date or on the Administrative Claims Bar Date, or such other amount as may be approved by the Bankruptcy Court, With respect to such Disputed Claims, if, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, the relevant portion of the Cash held in reserve therefor shall be distributed by the Plan Agent to the Claimant in a manner consistent with distributions to similarly situated Allowed Claims. The balance of such Cash, if any, shall be distributed in accordance with the provisions of this Plan. No payments or distributions shall be made with respect to a Claim which is a Disputed Claim unless and until the resolution of the dispute by entry of a Final Order.

     6.7     Reserve for Fee Claims. On the Effective Date, the Plan Agent shall
             ----------------------
establish and maintain reserves for payment of estimated unpaid Fee Claims. For purposes of establishing a reserve for Fee Claims, Cash will be set aside from the Cash on hand on the Effective Date in an amount equal to the amount that the Debtors anticipate will be incurred for fees and expenses by Professionals retained in the Chapter 11 Cases up to and including the Effective Date. If, when, and to the extent any such Fee Claims become allowed, the relevant portion of the Cash held in reserve therefor shall be distributed by the Plan Agent to the Professional as set forth in such Order approving the Fee Claim- The balance of such Cash shall be distributed in accordance with the provisions of this Plan, No payments or distributions shall be made with respect to a Claim (excluding Fee Claims) which is a Disputed Claim unless and until the resolution of the dispute by entry of a Final Order or settlement.

     6.8     Reserves for Disputed Class 3 General Unsecured Claims. Prior to
             ------------------------------------------------------
any distributions to the holders of Allowed Class 3 General Unsecured Claims, the Plan Agent shall establish and maintain a reserve for all Disputed Class 3 General Unsecured Claims. For purposes of establishing a reserve for Disputed Class 3 General Unsecured Claims, Cash will be set aside from Cash on hand on the Effective Date equal to the amount that would have been distributed to the holders of Disputed Class 3 General Unsecured Claims had their Disputed Claims been deemed Allowed Claims on the Effective Date or such other amount as may be approved by the Bankruptcy Court. With respect to such Disputed Claims, if, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, the relevant portion of the Cash held in reserve therefor shall be distributed by the Plan Agent to the Claimant in a manner consistent with distributions to similarly situated Allowed Claims. The balance of such Cash, if any, shall be distributed in accordance with the provisions of this Plan.

     6.9     Unclaimed Property. If any distribution remains unclaimed for a
             ------------------
period of ninety (90) days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder of an Allowed Claim or Interest entitled thereto, such unclaimed property shall be forfeited by such holder, whereupon all right, title and interest in and to the unclaimed property shall be held in reserve by the Plan Agent to be distributed Pro Rata to holders of Claims and Interests in accordance with this Plan.


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                                       15

     6.10     Withholding Taxes. Any federal, state, or local withholding taxes
              -----------------
or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All Persons holding Claims or Interests shall be required to provide any information necessary to effect the withholding of such taxes.

     6.11     Fractional Cents. Any other provision of this Plan to the contrary
              ----------------
notwithstanding, no payment of fractions of cents will be made, Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

     6.12     Payments of Less than Ten Dollars. If a cash payment otherwise
              ---------------------------------
provided for by this Plan with respect to an Allowed Claim or Interest would be less than ten ($10.00) dollars (whether in the aggregate or on any payment date provided in this Plan), notwithstanding any contrary provision of this Plan, the Plan Agent, as the case may be, shall not be required to make such payment and such funds shall be otherwise distributed to holders of Allowed Claims and Interests in accordance with Article V of the Plan.

     6.13     Setoffs. Except as otherwise provided for herein with respect to
              -------
Claims released by the Debtors and their estates pursuant to this Plan and the Confirmation Order, the Plan Agent may, but shall not be required to, set off against any Claim and the payments to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever the Debtors or their estate may have against the Creditor, but neither the failure to do so nor the allowance of a Claim hereunder shall constitute a waiver or release by the Debtors or their estates of any Claim they may have against the Creditor.

                              ARTICLE VII.
                UNEXPIRED LEASES AND EXECUTORY CONTRACTS

     7.1 Any and all pre-petition leases or executory contracts not previously rejected by the Debtors, unless specifically assumed pursuant to orders of the Bankruptcy Court prior to the Confirmation Date or the subject of a motion to assume or assume and assign pending on the Effective Date, shall be deemed rejected by the Debtors on the Confirmation Date.

     7.2 All proofs of claim with respect to claims arising from the rejection of executory contracts or leases by operation of the Plan, if any, shall, unless another order of the Bankruptcy Court provides for an earlier date, be Filed with the Bankruptcy Court within thirty (30) days after the mailing of notice of entry of the Confirmation Order. Any Claim arising from the rejection of an executory contract by operation of the Plan, if any, shall be treated as Class 3 General Unsecured Claim or 510 Claim for purposes of a distribution pursuant to the Plan, unless and until the party asserting such Claim obtains an order of the Bankruptcy Court upon notice to the Post-Confirmation Debtors that allows the Claim in another class under the Plan, Unless otherwise permitted by Final Order, any proof of claim that is not Filed prior to the Confirmation Date (other than those claims arising from the rejection of executory contracts or leases by operation of the Plan, if any, which may be Filed within 30 days after mailing of the notice of entry of Confirmation Order as set forth above) shall automatically be disallowed as a late filed


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                                       16
claim, without any action by the Post-Confirmation Debtors, and the holder of such Claim shall be forever barred from asserting such Claim against the Debtors, their estates or property or the Post-Confirmation Debtors.

                                 ARTICLE VIII.

              CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

     8.1       Conditions to Effectiveness of the Plan. The Plan shall not
               ---------------------------------------
become effective unless and until each of the following conditions has been satisfied or waived:

     (a) The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtors; and

     (b)     The Confirmation Order shall have become a Final Order.

     8.2     Waiver of Conditions. The Debtors, may at any time, without notice
             --------------------
or authorization of the Bankruptcy Court, waive the condition set forth in section 8.1(b) above. The failure of the Debtors to satisfy or waive such condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The Debtors reserve the right to assert that any appeal from the Confirmation Order shall be moot after consummation of the Plan.

     8.3     Effect of Failure of Condition. In the event that the condition
             ------------------------------
specified in section 8.1(b) of the Plan has not occurred or been waived on or before sixty (60) days after the Confirmation Date, the Confirmation Order may be vacated upon order of the Court after motion made by the Debtors or any party in interest and an opportunity for parties in interest to be heard.

                                  ARTICLE IX.

                           RETENTION OF JURISDICTION

     9.1 Following the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under this Plan have been made and performed by the Plan Agent, the Bankruptcy Court shall retain jurisdiction as is legally permissible, including, without limitation, for the following purposes:

     a.     Claims and Interests. To determine the allowance, classification, or
            --------------------
priority of Claims and Interests against or in the Debtors upon objection by the Plan Agent or any other party in interest;

     b.     Injunction, etc. To issue injunctions or take such other actions or
            ---------------
make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that


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                                       17
may be pending before the Bankruptcy Court in the Chapter 11 Cases on or before the Effective Date with respect to any Entity;

     c.     Professional Fees. To determine any and all applications for
            -----------------
allowance of compensation and expense reimbursement of Professionals for periods before the Effective Date, as provided for in the Plan;

     d.     Certain Priority Claims. To determine the allowance and
            -----------------------
classification of any Priority Tax Claims, Other Priority Claims, Administrative Claims or any request for payment of an Administrative Claim;

     e.     Dispute Resolution. To resolve any dispute arising under or related
            ------------------
to the implementation, execution, consummation or interpretation of the Plan and/or Confirmation Order and the making of distributions hereunder and thereunder, including, without limitation, any dispute concerning payment of professional fees and expenses of the Plan Agent;

     f.     Actions Under Section 505 of the Bankruptcy Code. To determine the
            ------------------------------------------------
allowance, classification, or priority of Claims against the Debtors pursuant to section 505 of the Bankruptcy Code;

     g.     Executory Contracts and Unexpired Leases. To determine any and all
            ----------------------------------------
motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

     h.     Actions. To determine all applications, motions, adversary
            -------
proceedings, contested matters, actions, and any other litigated matters instituted in the Chapter 11 Cases by or on behalf of the Debtors, including, but not limited to, the Avoidance Actions commenced by the Plan Agent, and any remands;

     i.     General Matters. To determine such other matters, and for such other
            ---------------
purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

     j.     Plan Modification. To modify the Plan under section 1127 of the
            -----------------
Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

     k.     Aid Consummation. To issue such orders in aid of consummation of the
            ----------------
Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Entity, to the full extent authorized by the Bankruptcy Code;

     1.      Protect  Property.  To  protect  the  Property  of  the Debtors and
             -----------------
Post-Confirmation Debtors from adverse Claims or interference inconsistent with this Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and


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                                       18
provisions of this Plan or to determine a purchaser's exclusive ownership of claims and causes of actions retained under this Plan;

     m.     Abandonment of Property. To hear and determine matters pertaining to
            -----------------------
abandonment of Property of the estates;

     n.      Implementation  of  Confirmation Order. To enter and implement such
             --------------------------------------
orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; and

     o.     Final Order. To enter a final order closing the Chapter 11 Cases.
            -----------

                                  ARTICLE X.

                          MISCELLANEOUS PROVISIONS

     10.1     Pre-Confirmation Modification. On notice to and opportunity to be
              -----------------------------
heard by the United States Trustee, the Plan may be altered, amended or modified by the Debtors before the Confirmation Date as provided in section 1127 of the Bankruptcy Code.

     10.2     Post-Confirmation Immaterial Modification. With the approval of
              -----------------------------------------
the Bankruptcy Court and on notice to and an opportunity to be heard by the United States Trustee and without notice to any holders of Claims and Interests, the Debtors or Post-Confirmation Debtors may, insofar as it does not materially and adversely affect the interest of holders of Claims or Interests, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of this Plan.

     10.3     Post-Confirmation Material Modification. On notice to and an
              ---------------------------------------
opportunity to be heard by the United States Trustee, the Plan may be altered or amended after the Confirmation Date by the Debtors or Post-Confirmation Debtors in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims or Interests, provided that such alteration or modification is made after a hearing and otherwise meets the requirements of section 1127 of the Bankruptcy Code.

     10.4     Withdrawal or Revocation of the Plan. The Debtors reserve the
              ------------------------------------
right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, then the Plan shall be deemed null and Void.

     10.5     Payment of Statutory Fees. All fees payable pursuant to section
              -------------------------
19.30 of Title 28 of the United States Code shall be paid on the Effective Date (if due) or by the Plan Agent when otherwise due out of the reserve set aside on the Effective Date by the Plan Agent to fund Plan Expenses.

     10.6     Successors and Assigns. The rights, benefits and obligations of
              -----------------------
any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Entities.


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                                       19

     10.7     Release by the Debtors. Except as otherwise specifically provided
              ----------------------
herein or in the Confirmation Order, for good and valuable consideration, including all services rendered in connection with the expeditious implementation of the restructuring contemplated herein and the substantial recovery on account of all Allowed General Unsecured Claims, the directors, officers, employees, agents, attorneys, financial advisors, other representatives of the Debtors and their respective successors and assigns, and Warburg Pincus Private Equity VIII, L.P, (collectively, the "Released Parties") are released by the Debtors, the estates, and the Reorganized Debtors from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any Debtor or any estate, or any person claiming derivatively through or on behalf of the Debtors or the estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except for acts constituting willful misconduct or gross negligence.

     10.8     Release by Holders of Claims. On and after the Effective Date,
              ----------------------------
except as otherwise specifically provided for herein or in the Confirmation Order, and subject to the right of each holder of a Claim to opt not to be bound by the following in accordance with the procedures set forth in this Court's Order (i) Approving the Form and Manner of Solicitation Packages (ii) Approving the Form and Manner of Notice of the Confirmation Hearing; (iii) Establishing Record Date and Approving Procedures for Distribution of Solicitation Packages;
(iv) Approving Forms of Ballots; (vi) Approving Procedures for Vote Tabulations;
(v) Establishing Last Date for Receipt of Ballots; (vi) Approving Procedures for Vote Tabulations; and (vii) Establishing Deadline and Procedures for Filing Objections to Confirmation of the Plan, for good and valuable consideration, including all services rendered in connection with the expeditious implementation of the restructuring contemplated herein and the substantial recovery on account of all Allowed General Unsecured Claims, each holder of a Claim or Interest (a) who has accepted or is deemed to accept the Plan or (b) who may be entitled to receive a distribution of property in connection with the Plan (in each case regardless of whether a proof of claim was filed, whether or not Allowed and whether or not the holder of such Claim or Interest has voted on the Plan) shall be deemed to have unconditionally released the Released Parties from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims on behalf of the Debtors or the estates, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (w) the purchase or sale, or the rescission of a purchase or sale, of any security of the Debtors, (x) the Debtors or the Reorganized Debtors, or (y) the Chapter 11 Cases.

     10.9     Exculpation. Neither the Debtors, the Reorganized Debtors, the
              -----------
Plan Administrator, Warburg Pincus Private Equity VIII, L.P,, nor any of their respective officers, directors, employees, attorneys, advisors or agents who were officers, directors, employees, attorneys, advisors or agents, as the case may be, during the Chapter 11 Cases shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, Warburg Pincus Private Equity VIII, L.P., and the Plan Administrator, and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities, if any, under the Plan.

     10.10     Injunction. Except as otherwise provided in the Plan, on and
               ----------
after the Confirmation Date, all Entities who have held, hold or may hold Claims against or Interests in the Debtors are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Post-Confirmation Debtors, the Released Parties (or any one of them), any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities, or any property of any such transferee or successor; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means whether directly or indirectly, of any judgment, award, decree or order against the Debtors, the Post-Confirmation Debtors, the Released Parties (or any one of them), any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to any of the foregoing Entities; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Post-Confirmation Debtors, the Released Parties (or any one of them), or any direct or indirect transferee of any property of, or direct or indirect successor in interest to any of the foregoing Entities or against any property of the foregoing Entities; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, the Post-Confirmation Debtors, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities; and (e) taking any actions in any place and in any manner whatsoever that do not conform to or comply with the provisions of the Plan.

     10.11     Preservation of Insurance. This Plan shall not diminish or impair
               -------------------------
the enforceability of any insurance policy that may cover Claims or Interests against or in the Debtors (including, without limitation, their officers or directors) or any other person or entity. The insurance policies currently maintained by the Debtors, including, without limitation, Directors and Officers Liability and Company Policy with National Union Fire Insurance Company of Pittsburgh, Pennsylvania, shall be maintained until the later of (a) its expiration or (b) such later date as may be appropriate.

     10.12     Cramdown.  To the extent any Impaired Class of Interests
               --------
entitled to vote on the Plan votes to reject the Plan, the Debtors reserve the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such Class(es).


WP3:882345 7                                                          62025 1001

     10.13     Governing Law.  Except to the extent that the Bankruptcy Code
               -------------
is applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware,

     10.14     Notices.  Any notice required or permitted to be provided
               -------
under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

                      Evolve Software, Inc.
                      c/o Kenneth Bozzini
                      Plan Agent
                      PO Box 1369
                      Lafayette, CA  94549

with a copy to:

                      YOUNG CONAWAY STARGATT & TAYLOR, LLP
                      The Brandywine Building
                      1000 West Street, 17th Floor
                      P.O. Box 391
                      Wilmington, DE 19899-0391
                      Attention: Michael R. Nestor, Esquire
                      (302)571-6600

     10.15     Saturday, Sunday or Legal Holiday.   If any payment or act
               ---------------------------------
under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     10.16     Section 1146 Exemption.   Pursuant to Bankruptcy Code section
               ----------------------
1146(c): (a) the issuance, transfer, or exchange of notes of equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; (c) the making or assignment of any contract, lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in the furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; or transfers of tangible property will not be subject to any stamp tax, or other similar tax or any tax held to be a stamp tax or other similar tax by applicable law.

     10.17     Severability. If any term or provision of the Plan is held by the
               -------------
Bankruptcy Court prior to or at the time of Confirmation to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted, In the event of any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan may, at the Debtors' option remain in full force and effect and not be deemed affected. However, the Debtors reserve the right not to proceed to Confirmation or consummation of the Plan if any such ruling occurs. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     10.18   Headings.    The headings used in this Plan are inserted for
             ---------
convenience only and neither constitutes a portion of the Plan nor in any manner affect the provisions of the Plan.

                                   ARTICLE XI.

                              CONFIRMATION REQUEST

          11.1 The Debtors hereby request confirmation of the Plan pursuant to sections 1129(a) and (b) of the Bankruptcy Code.

DATED: June 19, 2003

                      Respectfully submitted,

                      Evolve Software, Inc., Evolve Software Europe, Ltd., and Evolve Canada, Inc.

                      By:    /s/ Linda Zecher
                         ---------------------------------------
                      Name:  Linda Zecher
                           -------------------------------------
                      Title:
                            ------------------------------------
62025.1001

                                    EXHIBIT A

                                          Number of
Preferred Series B                          Shares     Invested    Fully Accreted
                                          ----------  -----------  ---------------
Warburg Pincus Private Equity VIII, L.P.     500,000  $ 5,000,000  $     7,429,737
Whitman Partners, L.P,                        50,000      500,000          742,974
Sierra Ventures VII, L P.                     47,485      474,850          705,602
Sierra Ventures VI, L.P.                     134,381    1,343,810        1,996,831
SV Associates VI, L .P.                       13,399      133,990          199,102
Sierra Ventures Associates VII, LLC            4,735       47,350           70,360
                                                      -----------  ---------------
                                                      $ 7,500,000  $    11.144,605
                                                      ===========  ===============